Exhibit 10.4
                                 RIDGESTONE BANK
                    EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

     THIS AGREEMENT is made this 20th day of October, 1998, by and between Ridgestone Bank, a state commercial bank, located in Brookfield, Wisconsin (the "Company"), and _______________________ (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred incentive opportunity. The Company will pay the benefits from its general assets.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Cause" means (i) the willful and continued failure by Executive to substantially perform Executive's duties with the Company (other than a failure resulting from Executive's incapacity due to Disability or physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties; (ii) any willful act of misconduct by Executive which is injurious to the Company, monetarily or otherwise; (iii) criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking laws of the State of Wisconsin or the United State; (iv) criminal conviction of Executive for the commission of any felony; or (v) final action by a bank regulatory agency prohibiting Executive from participating in the affairs of Ridgestone Bank. For purposes of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done or admitted to be done by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

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          1.1.2  "Change  of  Control"  means  the date  that,  as a result of a transaction or series of transactions (i) any person (other than a member of Executive's immediate family) acting in concert, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company; (ii) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another entity and as a result of such combination less than 75% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; or (iii) the Company sells, leases, or otherwise transfers all or substantially all of the properties or assets of the Company not in the ordinary course of business to another person or entity. Executive's immediate family is Executives children and spouse.

          1.1.3 "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.4 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. In the event there is no such disability policy, Disability shall mean Executive's inability, as a result of physical or mental incapacity, to substantially perform Executive's duties with the Company for a period of six (6) consecutive months. Any question as to the existence of Executive's Disability upon which Executive and the company cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and the Company or, if the parties are unable to agree upon a physician within 10 days after notice from the Company or Executive to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence, upon the request of either party. Costs of any such medical examination shall be paid by the Company.

          1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

          1.1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

          1.1.7 "Normal Retirement Age" means the Executive's 65th birthday.

          1.1.8  "Normal   Retirement  Date"  means  the  later  of  the  Normal
     Retirement Age or Termination of Employment.

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          1.1.9 "Plan Year" means a  twelve-month  period  commencing on January and ending on December of each year. The initial Plan Year shall commence on the effective date of this Agreement.

          1.1.10 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

          1.1.11 "Unforeseeable Financial Emergency" means a severe financial hardship to the Executive resulting from (i) a sudden and unexpected illness or accident of the Executive or a dependent (as defined in section 152 of the Code) of the Executive; (ii) loss of the Executive's property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

                                    Article 2
                                    Incentive

     2.1 Incentive Award. On December 31 of each Plan Year, the Company shall credit to the Deferral Account the Executive's Incentive Award for such year. The Incentive Award shall be an amount equal to ____ percent of the Executive's beginning annual base salary, which shall be $_________ for the first Plan Year and shall increase each Plan Year thereafter by four percent. Notwithstanding the foregoing, the Incentive Award is subject to change at the sole discretion of the Board.

                                    Article 3
                                Deferral Account

     3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

          3.1.1 Deferrals. The Incentive Deferral as determined under Article 2.

          3.1.2 Interest. The Interest as set forth in Schedule A.

     3.2 Statement of Accounts. The Company shall provide to the Executive, by April 1 of each plan year this Agreement is in effect, a statement setting forth the Deferral Account balance.

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     3.3  Accounting  Device Only.  The Deferral  Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any
manner  to  anticipation,   alienation,  sale,  transfer,   assignment,  pledge,
encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                              Termination Benefits

     4.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive's Normal Retirement Date.

          4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 12 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Date and continuing for the life of the Executive, but in any event, until a total of 179 additional monthly payments have been made to the Executive or to the Executive's beneficiary. The Company shall credit interest at the annual rate of 8.5%, compounded monthly, on the remaining account balance during any applicable installment period.

     4.2 Early Termination Benefit. If the Executive terminates employment before the Normal Retirement Age, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this
Section 4.2 in lieu of any other benefit under this Agreement .

          4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Termination of Employment.

          4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall credit interest at the annual rate of 8.5%, compounded monthly, on the remaining account balance during any applicable installment period.

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     4.3  Disability  Benefit.  If  the  Executive  terminates   employment  for
Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at Termination of Employment.

          4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Termination of Employment. The Company shall credit interest at the annual rate of 8.5%, compounded monthly, on the remaining account balance during any applicable installment period.

     4.4 Change of Control Benefit. In the event that the Company terminate Executive's employment (other than for Cause) within twelve months following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at Termination of Employment.

          4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 60 days after Termination of Employment.

     4.5 Hardship Distribution. Upon the Company's determination (following petition by the Executive) that the Executive has suffered an Unforeseeable Financial Emergency, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship, and shall not be paid to the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Executive's assets, to the extent the liquidation of such assets would itself not cause severe financial hardship.

                                    Article 5
                                 Death Benefits

     5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in the Split Dollar Agreement of even date herewith between the Company and the Executive; provided, however, the Company shall not pay any benefit under this Section 5.1 if the Executive has received any of the Retirement Benefits under Article 4.

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     5.2 Death  During  Benefit  Period.  If the  Executive  dies after  benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts that would have been paid to the Executive had the Executive survived.

     5.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

     5.4 Death of Beneficiary. In the event of the death of the beneficiary prior to receipt of all amounts due under the terms of Section 5.1, 5.2 and 5.3, the remaining balance of the Deferral Account shall be paid as a lump sum to the beneficiary's estate as soon as practicable following the death of the beneficiary.


                                    Article 6
                                  Beneficiaries

     6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     6.1 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

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                                    Article 7
                               General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     7.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

     7.2 Termination for Cause. If the Company terminates the Executive's employment for Cause.

     7.3 Suicide. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 8
                          Claims and Review Procedures

     8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.


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The Company  shall  notify the  Claimant of its  decision in writing  within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive (or the Executive's beneficiary after the Executive's death).

                                   Article 10
                                  Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors or assigns, administrators and transferees.

     10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     10.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the laws of the United States of America.

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     10.7  Unfunded  Arrangement.  The  Executive  and  beneficiary  are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     10.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     10.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          10.10.1 Interpreting the provisions of the Agreement;

          10.10.2 Establishing and revising the method of accounting for the Agreement;

          10.10.3 Maintaining a record of benefit payments; and

          10.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.11 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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     IN WITNESS  WHEREOF,  the Executive and a duly  authorized  Company officer have signed this Agreement.

EXECUTIVE:                               COMPANY:
                                         RIDGESTONE BANK

_______________________________          By  ___________________________________
                                         Title  ________________________________